Exhibit 99.1

FOR IMMEDIATE RELEASE

GTCR COMPLETES ACQUISITON OF INTELIQUENT

Acquisition Creates Leading Provider of Communication Enablement Services

Chicago, IL – February 10, 2017 – Inteliquent, Inc. (NASDAQ:IQNT), a premier communications enabler providing network-based voice and messaging services to wireless, cable, carrier and communication service providers, announced today the successful completion of its acquisition by affiliates of GTCR LLC, a leading private equity firm. Inteliquent is now a subsidiary of Onvoy, LLC, a leader in the communications enablement segment that is also owned by affiliates of GTCR. The two companies will merge together under the Inteliquent brand. Under the terms of the merger agreement, Inteliquent stockholders of record received $23.00 in cash per share of Inteliquent common stock.

The transaction was announced on November 2, 2016 and was approved by Inteliquent’s stockholders on January 17, 2017. As a result of the completion of the transaction, trading in Inteliquent’s common stock on the NASDAQ stock exchange will be suspended effective Monday, February 13, 2017.

“By acquiring Inteliquent, GTCR continues to invest in developing a communications enablement platform that builds on Onvoy’s accomplishments,” said GTCR Managing Director Lawrence Fey. “The merger of Inteliquent and Onvoy is transformational and creates an entity that is well positioned for future growth.”

“We are very pleased to join the Inteliquent team,” said Fritz Hendricks, Inteliquent’s CEO. “The combination of Inteliquent’s carrier-grade nationwide network with the comprehensive suite of Onvoy’s communication enablement services positions us well to meet the evolving needs of the nation’s top carriers and communication service providers.”

The new Inteliquent is equipped to provide customers with a superior network experience through industry-leading voice quality, a reliable and expansive network footprint, and advanced features – all supported by a team of market experts. More than 70 percent of Inteliquent’s traffic is managed on-net, and the network carries more than 25 billion voice minutes and text messages per month. Additionally, Inteliquent’s portals and APIs allow customers to manage services whenever and wherever they are needed with intuitive interfaces and rich features.

“By closing this strategic agreement, we are moving forward with more resources and opportunities to support continued growth and innovation,” said Surendra Saboo, Inteliquent’s President. “Our customers will experience the quality and reliable services they have come to count on, as well as more creative solutions, self-service tools and the addition of enhanced API capabilities.”

Perella Weinberg Partners acted as exclusive financial advisor to Inteliquent with Kirkland & Ellis LLP serving as legal counsel. Credit Suisse acted as exclusive financial advisor to GTCR and Onvoy with Latham & Watkins LLP serving as legal counsel.

About Inteliquent

Inteliquent is a premier communications enabler offering network-based voice and messaging services to wireless, cable, carriers, and communication service providers. Inteliquent’s comprehensive suite of services include Inbound Voice, Outbound Voice, Toll Free, Neutral Tandem and Messaging services. Inteliquent offers services in 192 markets and reaches 7,400 rate centers carrying over 25 billion minutes of traffic per month. For more information, please visit www.inteliquent.com.

About GTCR

Founded in 1980, GTCR is a leading private equity firm focused on investing in growth companies in the Financial Services & Technology, Healthcare, Technology, Media & Telecommunications and Growth Business Services industries. The Chicago-based firm pioneered The Leaders Strategy™ – finding and partnering with management leaders in core domains to identify, acquire and build market-leading companies through transformational acquisitions and organic growth. Since its inception, GTCR has invested more than $12 billion in over 200 companies. For more information, please visit www.gtcr.com.

Contact Information

For GTCR:

Eileen Rochford

eileenr@theharbingergroup.com

For Inteliquent:

Marketing Director

Tabitha Long

tlong@inteliquent.com

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